Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Specialty Building Products, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid
Fees Previously Paid	Equity	Common stock, par value $0.01 per share	Rule 457(o)	—	—	$100,000,000	0.0000927	$9,270.00
	Total Offering Amounts					$100,000,000		$9,270.00
	Total Fees Previously Paid							$9,270.00
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)	Includes shares of common stock that the underwriters have the option to purchase.
(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The registrant may increase or decrease the size of the offering prior to effectiveness.